Exhibit 99.1


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              STYLECLICK, INC. ANNOUNCES FIRST QUARTER 2001 RESULTS


LOS ANGELES, CALIFORNIA - April 23, 2001 - Styleclick, Inc. (Nasdaq: IBUY), a provider of e-commerce services and technologies, today reported results for the first quarter ended March 31, 2001.

Sales for the first quarter 2001 were $4,019,000 compared to $4,753,000 in the fourth quarter 2000.

Excluding an inventory write-down of approximately $2,000,000, gross margins improved to a negative margin of ($506,000) compared to ($584,000) in the prior quarter.

Excluding charges related to goodwill and one-time charges related to employee termination expenses, write-off of capitalized software and write-off of deferred advertising and promotion, operating expenses would have been $9,084,000 and $9,234,000 in the first quarter and fourth quarters, respectively. Operating expenses decreased to $12,514,000 from $168,998,000 in the fourth quarter.

Net loss including merger-related goodwill decreased to $14,809,000 or $0.48 per share in the first quarter from a loss of $169,276,000 or $5.46 per share in the prior quarter. EBITDA (earnings before interest, taxes, depreciation and amortization), excluding goodwill and write-off of capitalized software costs, increased by 27% to ($10,436,000) from ($8,246,000) in the prior quarter.
Excluding one-time charges related to inventory and employee termination expenses EBITDA would have decreased to ($7,952,000).

The Company ended the quarter with a cash position of approximately $10.9 million. In addition, the Company recently announced the inception of a $15 million, 18-month revolving credit line, being made available by Styleclick's majority-owner, USA Networks, Inc. Styleclick's ability to borrow under the credit line will be subject to approval by Styleclick's Board of Directors.

Conference Call Open To The Public
----------------------------------
Executives from Styleclick will hold a conference call to discuss the Company's first quarter financial results today at 4:30 p.m. EDT. All members of the public and the investment community are invited to listen to the call. Those parties in the United States and Canada interested in listening to the telephone conference should call toll free 1-800-662-8177 or listen on the Web at www.vcall.com. Other international parties should call 1-706-645-9643. Replays of the conference call will begin approximately two hours after its completion and will run until 9:00 p.m. EDT on April 30, 2001. To hear the replay, the US/Canada participants should call 800-642-1687 or for International/Local participants, call 706-645-9291 and enter the Conference ID number 737386#. An online replay of the conference call will be available at www.vcall.com.


                                                                         More...

Styleclick Reports First Quarter 2001 Results / Page Two



Operation Highlights (Unaudited)

                                     In thousands, except for per share data
                                  First Quarter Ended     Fourth Quarter Ended
                                     March 31, 2001         December 31, 2000
                                  ----------------------------------------------
Net sales                            $     4,019               $     4,753
Cost of sales                              6,525                     5,337
                                     ------------              ------------
Gross profit                              (2,506)                     (584)
Operating expenses excluding
  goodwill amortization                   12,417                     9,234
Amortization of goodwill                      97                   159,764
                                     ------------              ------------
Total operating expenses                  12,514                   168,998
                                     ------------              ------------
Loss from operations                 $   (15,020)              $  (169,582)
                                     ============              ============
Net loss                             $   (14,809)              $  (169,276)
                                     ============              ============
Weighted average common
  shares outstanding                  31,029,251                31,012,479
                                     ============              ============
Loss per share - basic               $     (0.48)              $     (5.46)
                                     ============              ============
EBITDA                               $   (10,436)              $    (8,246)
                                     ============              ============
EBITDA excluding one-time items      $    (7,952)              $    (8,246)
                                     ============              ============

About Styleclick, Inc.
----------------------
Styleclick, Inc. provides e-commerce technologies and services enabling brands to sell online. The Company's end-to-end offerings include Web design, development and hosting, CRM-driven database capabilities, product imaging, online sales and merchandising technologies, inventory management and integrated back-end fulfillment and customer care. Styleclick is the outsourcing partner of choice for a variety of entertainment, sports, publishing, home furnishings, and style businesses. A majority-owned subsidiary of USA Networks, Inc., Styleclick operates as part of USA Information and Services (USAIS), which coordinates the efforts of USAi's businesses engaged in various forms of transactional interactivity.

Contact Information:
          Investor Relations: Gail Laguna, 323-403-1000 glaguna@styleclick.com
          Media: Bonnie Poindexter, 323-403-1052 bpoindexter@styleclick.com


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